EXHIBIT 10.20

EXECUTIVE FINANCIAL PERFORMANCE INCENTIVE

PLAN DOCUMENT

2005

This plan document outlines the 2005 InfoSpace Executive Financial Performance Incentive Plan (“the Plan”).

Rationale

•	Aligns compensation of executive management to key financial drivers.

•	Provides variable pay opportunities and TTC (total targeted cash) competitive within our labor markets.

•	Increases competitiveness of pay without increasing fixed costs; payout contingent upon organization and individual success.

•	Creates internal consistency and standard guidelines among executive peer group.

Effective date

This plan is effective January 1, 2005. However, the Plan may be changed at the sole discretion of the Compensation Committee of the Board of Directors at any time.

Participation Eligibility

Senior executives covered by an written employment agreement including Chairman and Chief Executive Officer; President and Chief Operating Officer; Chief Financial Officer; Chief Strategy Officer; Chief Administrative Officer; Executive Vice Presidents; and certain Senior Vice Presidents.

Payout Eligibility

In order to be eligible for a bonus payout, participants are required to meet or exceed MBO goals and be employed for the performance period. The Compensation Committee has full discretion to pay out partial bonuses if MBO’s are partially met.

Target

The target percentage is determined in the Compensation Committee’s discretion based on a combination of factors including current year plan challenges and risks, market-place pay competitiveness and past performance of incumbent.

Elements

The elements measured to determine the incentive earned are:

•	50% Revenue

•	50% EBITDA

Revenue and EBITDA targets are identified for the year for business unit or for the corporation as a whole depending on the role of the executive.

Financial Criteria Payout Calculation

The specific Revenue and EBITDA objectives that reflect levels of performance are set by the Compensation Committee and will be individually communicated. These specific financial objectives may change at the discretion of the Compensation Committee. The Compensation Committee anticipates a mid-year review of all financial targets.

The payout scenarios are illustrated below.

	Performance	Payout
Below Threshold	0% - 89%	0%
Threshold	90% - 94%	50%
	95% - 99%	80%
Target	100% - 104%	100%
	105% - 109%	105%
	110% - 114%	110%
	115%	120%
Acceleration*	116% -145%	121% - 150%
Maximum	Above 145%	150%

*	Acceleration schedule: for each whole percentage point performance exceeds 115%, payout percentage is 5% above the performance percentage, up to a maximum payout of 150%.

There is no payout if the financial targets are not at least 90% achieved.

Performance results are rounded up to the nearest whole percentage point.

Bonus payments for the Chairman/CEO, President/COO, CFO, CAO and CSO are paid annually and are subject to Compensation Committee approval. Incentives will be paid out for other participants quarterly, typically 2 paycheck cycles after the financial close of a quarter. These payments will be made in accordance with this plan document and paid without additional Compensation Committee review, unless there is a request to deviate from this plan.

New Hires

The incentive will be pro-rated to reflect date of hire.

Terminations, Transfers, Leave of Absence

If an executive resigns on good terms, is terminated for good reason, or takes an approved leave of absence during the performance period, the Compensation Committee has the discretion to pay out a partial bonus if the executive worked a significant portion of a performance period and achieved the majority of the MBO’s, subject to the terms of any written employment agreement.